Exhibit 99.1

June 7, 2005
FOR IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

    Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB (the Bank), and Hyatt Commercial, announced today that Cecelia Lowman has stepped down as Chief Financial Officer, and will remain with the company as Controller. Alan Hyatt, the Chairman and Chief Executive Officer said in a statement “Ceil has been a key component in the success of the Bank, and will continue to help us through a period of increasing requirements for financial reporting and disclosure.”

    Succeeding Ms. Lowman as Chief Financial Officer, will be Thomas G. Bevivino, CPA. Mr. Bevivino’s professional career includes over 25 years of financial, accounting, and operational experience in both public and privately held organizations. He will oversee Severn Bancorp, Inc.’s Finance department, including financial reporting, accounting and strategic planning.

    We are pleased to have Tom join the senior management team,” said Hyatt. “We know he will be a significant asset to our company as we continue to grow and succeed in the future.”

    Severn Bancorp, Inc., with approximately $750 million in assets, trades under the symbol SVBI. The Bank has three branch locations: 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie, and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com.